UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada	000-54389	20-4118216
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 N. Canon Drive, Suite 305 Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2018, Genius Brands International, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Gregory B. Payne, the Company’s Chief Operating Officer, Executive Vice President - Legal/ Business Affairs and Corporate Secretary, pursuant to which Mr. Payne and the Company agreed to the cessation of Mr. Payne’s employment with the Company upon the earlier to occur of the following: (1) once Mr. Payne’s replacement has been found, after a two week transition period (the “Transition Period”) or (2) May 31, 2018 (the “End Date”). The Agreement provides that until the end of the Transition Period, Mr. Payne shall receive his full salary and benefits and that upon the End Date, Mr. Payne shall be entitled to receive a payment equal to the greater of (1) 50% of his remaining current salary or (2) three months of his current salary, plus, in either case, payment of accrued vacation and California employee entitlements. Mr. Payne and the Company acknowledged that the Company has grown and requires an executive to be in the company’s office’s five days a week and that Mr. Payne’s current schedule and commitments, living in Santa Barbara, California, do not allow for that. The Company has commenced a search for Mr. Payne’s replacement and Mr. Payne has agreed to assist in an orderly transition.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Agreement, dated February 28, 2018, by and between Genius Brands International, Inc. and Gregory B. Payne.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: March 6, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

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